Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER

AND FISCAL 2013 RESULTS

JACKSON, Miss. (July 29, 2013) – Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended June 1, 2013.

For the fourth quarter of fiscal 2013, net sales were $325.9 million compared with net sales of $275.2 million for the fourth quarter a year ago. The Company reported a net loss of $3.8 million, or $0.16 per basic share, for the fourth quarter of fiscal 2013 compared with net earnings of $37.3 million, or $1.56 per basic share, for the same period last year. Results for the fourth quarter of 2013 include a one-time charge of $17.0 million, or $0.71 per basic share, after tax, related to the settlement of a direct purchaser class claim against the Company. Results for the fourth quarter of fiscal 2012 included a one-time gain of approximately $27.0 million, or $1.12 per share, after tax, as a result of a distribution from Eggland’s Best, Inc. related to the joint venture between Eggland’s Best, Inc. and Land O’Lakes, Inc., announced on May 1, 2012. Excluding these one-time items, net earnings were $13.2 million, or $0.55 per basic share, for the fourth quarter of fiscal 2013 compared with $10.3 million, or $0.44 per basic share, for the fourth quarter of fiscal 2012. The fourth quarter of fiscal 2013 had 13 weeks compared with 14 weeks in the prior year period.

For the fiscal year 2013, net sales were $1.3 billion compared with net sales of $1.1 billion for fiscal 2012. The Company reported net income of $50.4 million, or $2.10 per basic share, for fiscal 2013 compared with net income of $89.7 million, or $3.76 per basic share, in fiscal 2012. Excluding the one-time items described above for the fourth quarter of each fiscal year, net income for fiscal 2013 was $67.5 million, or $2.81 per basic share, compared with $62.7 million, or $2.64 per basic share, in fiscal 2012. Fiscal 2013 had 52 weeks compared with 53 weeks in fiscal 2012.

As announced on July 23, 2013, the Company reached a settlement in an egg antitrust class action claim, whereby the Company has agreed to make a single payment of $28.0 million, which amounts to a charge of $17.0 million, or $0.71 per basic share, after tax. Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We believe we have negotiated a settlement for an amount that is in the best interest of our Company and our shareholders. While the one-time charge related to the settlement affected our fourth quarter and fiscal 2013 financial results, we had a solid operating performance and we do not expect any material future impact on our operations. With this distraction behind us, we will focus on our business strategy and the opportunities ahead in fiscal 2014.”

Commenting on the results for the fourth quarter and fiscal 2013, Baker said, “We were pleased with our results with our fourth quarter sales up 18 percent over the same period a year ago. These results reflect higher volumes related to acquisitions with a 6 percent increase in eggs produced and sold compared with the same period a year ago. Notably, we achieved this growth even though we had an extra week of sales in the previous year’s fourth quarter.

“For the year, we were pleased to exceed our previous year’s sales record with $1.3 billion in sales,” Baker noted. “We experienced strong demand for shell eggs throughout the year from our retail, egg product and export customers. Sales of specialty eggs accounted for 16.4 percent of our total number of eggs sold and 23.7 percent of our shell egg sales revenue for the year. Specialty eggs have been an important area of strategic focus for Cal-Maine and, as a result, we achieved a 7.8 percent increase in specialty egg volume for the year and a 6.1 percent increase in specialty egg selling prices. Overall, our average selling prices were up 7.9 percent in fiscal 2013. We expect specialty eggs, which have a higher retail selling price, will continue to gain market share over regular eggs as more consumers are willing to pay for these premium products.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813		FAX 601-969-0905

CALM Reports Fourth Quarter and Fiscal 2013 Results

July 29, 2013

“Our operations have continued to run well in fiscal 2013, in spite of experiencing higher and more volatile feed costs primarily related to a tight national corn supply. For the year, our feed costs per dozen were up 15 percent compared with fiscal 2012, and the higher input costs adversely affected our gross profit margins. In spite of these cost pressures, our management team has continued to focus on making Cal-Maine an efficient, low-cost producer with consistent operating results. Looking ahead, we are cautiously optimistic about the yield of this year’s corn and soybean crops which could provide some relief to our feed costs in fiscal 2014.

“Overall, we are very pleased with Cal-Maine’s performance in fiscal 2013 and our ability to execute our strategy in the marketplace. We have worked hard this year to integrate the operations of both the Pilgrim’s Pride and Maxim egg operations and we are pleased with the operating synergies we have achieved from these acquisitions. In addition, we have the opportunity to leverage the additional capacity from these facilities and expand our market reach.

“We have many reasons to be optimistic for continued growth in the year ahead. Our strong balance sheet provides us with the flexibility to pursue our growth strategy. We will look for additional strategic acquisition opportunities that meet our criteria and add value to our operations. And, we will continue to manage our operations efficiently and identify ways to improve our product mix and expand our sales of specialty eggs. Together, we believe these efforts will reward both our customers and shareholders in fiscal 2014 and beyond,” Baker concluded.

Pursuant to Cal-Maine’s variable dividend policy, in each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. No dividends are paid in a quarter for which the Company does not report net income. Therefore, the Company will not pay a dividend for the fourth quarter of fiscal 2013. Cal-Maine paid a total of $18.1 million in dividends, or $0.75 per share, in fiscal 2013.

Selected operating statistics for the fourth quarter and fiscal 2013 compared with the prior-year periods are shown below:

	13 & 14 Weeks Ended		52 & 53 Weeks Ended
	June 1, 2013	June 2, 2012	June 1, 2013	June 2, 2012
Dozens eggs sold (000)	243,280	228,811	948,456	884,274
Dozens egg produced (000)	181,004	171,190	704,388	662,975

% Specialty sales (dozen)	16.4%	16.5%	16.4%	16.3%

Net average selling price (dozen)	$1.280	$1.152	$1.301	$1.205
Feed cost (dozen)	$0.527	$0.480	$0.540	$0.469

% Specialty sales (dollars)	24.5%	25.8%	23.7%	24.0%

As previously disclosed, on August 10, 2012, and November 15, 2012, the Company purchased the commercial egg assets of Pilgrim’s Pride Corporation and Maxim Production Co., Inc., respectively. On a comparable basis, excluding the acquisitions, for the thirteen-week period ended June 1, 2013, net sales were $288.0 million and dozens sold were 210.5 million, and for the fifty-two week period ended June 1, 2013, net sales were $1,187.1 million and dozens sold were 866.0 million.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CALM Reports Fourth Quarter and Fiscal 2013 Results

July 29, 2013

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 2, 2012, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Fourth Quarter and Fiscal 2013 Results

July 29, 2013

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 and 14 Weeks Ended		52 and 53 Weeks Ended
	June 1, 2013	June 2, 2012	June 1, 2013	June 2, 2012
Net sales	$325,933	$275,245	$1,288,104	$1,113,116
Gross profit	51,489	41,356	214,549	201,783
Operating income (loss)	(7,281)	12,083	59,593	88,652
Other income (expense)	(131)	45,678	15,975	50,425
Income before income taxes and noncontrolling interest	(7,412)	57,761	75,568	139,077
Income before income taxes attributable to Cal-Maine Foods, Inc.	(7,609)	57,620	75,230	138,845

Net income	$(3,833)	$37,256	$50,423	$89,735

Net income per share:
Basic	$(0.16)	$1.56	$2.10	$3.76
Diluted	$(0.16)	$1.56	$2.10	$3.75
Weighted average shares outstanding
Basic	24,035	23,888	23,983	23,875
Diluted	24,035	23,925	24,044	23,942

SUMMARY BALANCE SHEETS

	June 1, 2013	June 2, 2012
ASSETS
Cash and short-term investments	$182,888	$260,751
Receivables	82,586	62,768
Inventories	147,993	117,158
Prepaid expenses and other current assets	1,414	1,525
Current assets	414,881	442,202

Property, plant and equipment (net)	266,008	222,615
Other noncurrent assets	64,738	61,499
Total assets	$745,627	$726,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$99,827	$91,633
Current maturities of long-term debt	10,373	11,458
Deferred income taxes	19,995	25,474
Current liabilities	130,195	115,183

Long-term debt, less current maturities	54,647	64,762
Deferred income taxes and other liabilities	42,741	41,570
Stockholders' equity	518,044	479,328
Total liabilities and stockholders' equity	$745,627	$726,316

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